SCHEDULE A
Amended as of February 25, 2022

to the

EXPENSE LIMITATION AGREEMENT

dated January 22, 2016 between

GALLERY TRUST

and
MONDRIAN INVESTMENT PARTNERS LIMITED

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Mondrian International Value Equity Fund	0.74%	February 28, 2024
Mondrian Emerging Markets Value Equity Fund	0.92%	February 28, 2024
Mondrian International Government Fixed Income Fund	0.60%	February 28, 2024
Mondrian U.S. Small Cap Equity Fund	0.90%	February 28, 2024
Mondrian Global Listed Infrastructure Fund	0.95%	February 28, 2024
Mondrian Global Equity Value Fund	0.74%	February 28, 2024

ACKNOWLEDGED AND ACCEPTED BY:

GALLERY TRUST

/s/ James Bernstein

Name: James Bernstein

Title: Vice President & Secretary

MONDRIAN INVESTMENT PARTNERS LIMITED

/s/ Clive Gillmore

Name: Clive Gillmore

Title: Chief Executive Officer

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